NEWS RELEASE FOR IMMEDIATE RELEASE	Lisa K. Klinger EVP-Chief Financial Officer (336) 217-4070 lisaklinger@thefreshmarket.com

The Fresh Market, Inc. Reports First Quarter 2012 Earnings

- Total Sales increased 22.8%

- Comparable store sales increased 8.2%

- Net Income increased 43.0%

- Company increases guidance for fiscal 2012

GREENSBORO, North Carolina – May 30, 2012 – The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its first quarter ended April 29, 2012.

In the first quarter of fiscal 2012, net sales increased 22.8% to $324.8 million and comparable store sales increased 8.2%, compared to the first quarter of fiscal 2011. Net income in the first quarter of fiscal 2012 was $19.3 million, compared to net income of $13.5 million for the first quarter of fiscal 2011, an increase of 43.0%. First quarter fiscal 2011 included a charge of approximately $1.1 million associated with the Company’s secondary offering of common stock. Excluding the cost related to the secondary offering, net income for the first quarter of fiscal 2012 increased $4.7 million, or 32.2%, compared to adjusted net income for the first quarter of fiscal 2011. Diluted earnings per share is $0.40 for the first quarter of fiscal 2012 which represents an increase of 42.6% compared to diluted earnings per share of $0.28 per share for the first quarter of fiscal 2011. Excluding the 2011 equity offering costs of approximately $1.1 million, diluted earnings per share for the first quarter of fiscal 2012 increased 31.9% compared to the adjusted diluted earnings per share of $0.30 for the first quarter of fiscal 2011. See below for a discussion of non-GAAP financial measures.

“We are proud and excited to report another strong quarter of both sales and earnings growth,” said Craig Carlock, President and Chief Executive Officer. “Our comparable store sales grew a robust 8.2% in the first quarter, continuing the strong performance we saw in the second half of last year. During the quarter we also opened three new stores, we grew our merchandise margin, and we increased our operating margin to 9.6%. We grew our net income by 43% from our fiscal 2011 first quarter net income, and as we look at the remainder of fiscal 2012 we continue to be enthusiastic about our business and our growth prospects. Given the strong first quarter performance and our current expectations for the remainder of fiscal 2012, we now expect fiscal 2012 earnings growth of approximately 20% to 25% from fiscal 2011’s $1.07 per share to a range of $1.28 to $1.34 per share, comparable store sales growth of 4.5% to 6.5% and the addition of 14 to 16 new stores. We also expect operating margin expansion of between 20 and 40 basis points, which includes the effect of the Company’s anticipated operating expense investments related to our growth plans, especially in connection with establishing and then expanding our west coast store base.”

Operating Performance

The Company had strong sales and earnings growth and dramatically improved its year-over-year comparable operating margin in the first quarter of fiscal 2012. Total net sales increased 22.8% to $324.8 million and comparable store sales increased 8.2% to $283.7 million for the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011. The comparable store sales increase for the first quarter of fiscal 2012 resulted from a 5.7% increase in the number of transactions and a 2.5% increase in average transaction size.

The Company’s gross profit increased 25.8%, or $23.1 million, to $112.7 million for the first quarter of fiscal 2012, compared to $89.6 million for the first quarter of fiscal 2011. The gross margin rate increased 80 basis points to 34.7% for the first quarter of fiscal 2012, compared to the first quarter of fiscal 2011. The increase in the Company’s gross margin rate was almost entirely attributable to an increase in the merchandise margin rate, which largely resulted from operational and merchandising execution that drove sales and reduced merchandise shrink as well as benefits achieved from the recent renewal of our primary distributor agreement. The gross margin rate for the first quarter of fiscal 2012 also benefited from leverage in occupancy costs which was mostly offset by an increase in supplies expense as a percentage of sales.

Selling, general, and administrative expenses for the first quarter of fiscal 2012 increased $11.5 million to $70.5 million, compared to the first quarter of fiscal 2011. Excluding the 2011 equity offering costs of approximately $1.1 million, selling, general, and administrative expenses for the first quarter of fiscal 2012 increased 21.7%, or $12.6 million, from $57.9 million for the adjusted first quarter of fiscal 2011. As a percentage of sales, selling, general, and administrative expenses decreased 60 basis points to 21.7% for the first quarter of fiscal 2012, compared to 22.3% for the first fiscal quarter of 2011. Excluding the 2011 equity offering costs of $1.1 million, the decrease in the adjusted selling, general and administrative expense rate was 20 basis points. This decrease was primarily driven by higher sales and a decrease in store level compensation expense as a percentage of sales.

Operating income increased 40.5%, or $9.0 million, to $31.1 million for the first fiscal quarter of 2012, compared to operating income of $22.1 million for the first fiscal quarter of 2011. Excluding the 2011 equity offering costs of $1.1 million, operating income increased 33.9%, or $7.9 million, from $23.2 million for the adjusted first quarter of fiscal 2011. As a percentage of sales, operating income increased 120 basis points to 9.6% for the first quarter of fiscal 2012, compared to 8.4% for the first quarter of fiscal 2011. Excluding the 2011 equity offering costs, operating income as a percentage of sales for the first quarter of fiscal 2012 increased 80 basis points from an adjusted percentage rate of 8.8% for the first quarter of fiscal 2011. The primary driver of the increase in operating margin for the first quarter of fiscal 2012 was the increase in gross margin rate.

Balance Sheet/Cash Flow

During the first quarter of fiscal 2012, the Company generated $35.6 million in cash flow from operations and invested $17.1 million in capital expenditures, of which $14.3 million related to new, relocated and remodeled stores.

The Company’s cash balance at the end of the first quarter of fiscal 2012 was approximately $11.2 million, an increase of $0.6 million compared to the cash balance at the end of fiscal 2011. The increase was attributable to cash flow from operations. Total debt at the end of the first quarter of fiscal 2012 was $39.1 million, down $24.9 million or 39.0%, compared to a balance of $64.0 million at the end of fiscal 2011.

Average inventory on a FIFO basis per store at the end of the first quarter of fiscal 2012 increased 3.9%, compared to the first quarter of fiscal 2011. The increase resulted largely from increased inventory investments in new product assortments within faster growing categories to support our overall sales growth and commodity cost increases in certain departments such as Meat, Grocery, Candy and Bulk.

On a trailing four quarter basis for the period ended April 29, 2012, the Company’s return on assets was 18.6%, return on invested capital, excluding excess cash, was 26.9%, and return on equity was 38.8%. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of our calculations of these financial return measures.

Growth and Development

During the first quarter of fiscal 2012, the Company opened three new stores and as of April 29, 2012, the Company operated 116 stores in 21 states.

The Company recently signed five new leases for stores in Rogers, AR; Pensacola, FL; Santa Barbara, CA; Athens, GA and Palo Alto, CA. These stores are currently scheduled to open during or after fiscal 2012. Additionally, during the first quarter of fiscal 2012 the Company entered into a sale-leaseback transaction related to its Ft. Lauderdale, FL store.

The following table provides additional information about the Company’s real estate and store opening activities through the first quarter of fiscal 2012 and leases announced as signed as of May 30, 2012 for stores scheduled to open during or after fiscal 2012.

Store Information for Stores Opened in FY 2012	Opened As of April 29, 2012	Current Leases Signed for Future Stores [1]
Number of new leased stores	2	17
Number of relocations	0	1
Number of ground leases and owned properties	1	2
Average capital cost per store2	$4.2 million
Store Information for All Open Stores
Average store size (gross square feet)	21,025
Total rentable square footage (at end of period)	2.4 million

Note 1: The Company may also be party from time to time to other leases and real estate transaction documents that it has not yet announced. The Company’s website sets forth the most current list of announced leases and stores that are coming soon.

Note 2: Net of capital contributions, if any, received from landlords, and including building costs but excluding cost of land for owned stores

Fiscal 2012 Outlook

For fiscal 2012, management now expects the Company to:

•	Open 14 to 16 new stores, with a nearly even split of stores opening in the first and second half of the year

•	Relocate one store and remodel two stores

•	Spend approximately $95 million to $105 million in capital expenditures, primarily related to real estate investments

•	Increase comparable store sales 4.5% to 6.5%

•	Increase operating margin, as a percentage of sales, by 20 to 40 basis points primarily through gross margin expansion as the Company makes operating expense investments related to its growth plans, especially its west coast expansion

•	Generate diluted earnings per share of $1.28 to $1.34 assuming an anticipated effective tax rate of 37.5% compared to an effective rate of 36.6% in fiscal 2011

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company uses non-GAAP financial measures internally to review the Company’s financial results and evaluate its business operations. Therefore, the Company has also provided adjusted selling, general and administrative expenses, adjusted operating income, adjusted net income and related adjusted earnings per share, which are non-GAAP financial measures, in order to eliminate the effect on operating results of certain expenses and charges incurred in connection with the Company’s 2011 public offering of common stock. The Company believes that the presentation of adjusted selling, general and administrative expenses, adjusted operating and net income, and the related adjusted earnings per share, facilitates an understanding of the Company’s operations without the one-time costs associated with the 2011 public offering of common stock. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure. A reconciliation of GAAP to non-GAAP results has been provided in the table below.

	For the First Quarter Ended May 1, 2011
	Statement of Income Deemed in Accordance with GAAP	%	Adjusted Income Statement Accounting Items	Adjusted Net Income	%
Sales	$264,459		$-	$264,459
Cost of goods sold	174,886		-	174,886
Gross profit	89,573		-	89,573
Selling, general and administrative expenses	58,974	22.3%	(1,091)	57,883	21.9%
Store closure and exit costs	130		-	130
Depreciation	8,340		-	8,340
Income from operations	22,129	8.4%	1,091	23,220	8.8%
Interest expense	483		-	483
Income before provision for income taxes	21,646		1,091	22,737
Tax provision	8,166		-	8,166
Net income	$13,480	5.1%	$1,091	$14,571	5.5%

Net income per share:
Basic and diluted	$0.28			$0.30

Weighted average common shares outstanding:
Basic	47,991,045			47,991,045

Diluted	48,121,916			48,121,916

2012 First Quarter Earnings Conference Call

The Company will host a conference call today at 9:00 a.m. Eastern Time hosted by President and Chief Executive Officer, Craig Carlock and Executive Vice President and Chief Financial Officer, Lisa Klinger. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 852-2928. Any interested party will also have the opportunity to access the call via the Internet at www.thefreshmarket.com. To listen to the live call via our website, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.thefreshmarket.com.

About The Fresh Market, Inc.

Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of May 30, 2012, the Company operates 116 stores in 21 states, located in the Southeast, Midwest, Mid-Atlantic, and Northeast.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs and involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause or contribute actual results to differ materially from any forward-looking statements: accounting entries and adjustments at the close of our fiscal quarter and fiscal year; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between leases execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, those involved in the construction of our new store locations and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters and other factors as set forth from time to time in our Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

* * * * *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended
	April 29,	May 1,
	2012	2011

Sales	$324,784	$264,459
Cost of goods sold	212,093	174,886
Gross profit	112,691	89,573

Operating expenses:
Selling, general and administrative expenses	70,465	58,974
Store closure and exit costs	573	130
Depreciation	10,569	8,340
Income from operations	31,084	22,129
Other expense:
Interest expense	356	483
Income before provision for income taxes	30,728	21,646
Tax provision	11,458	8,166

Net income	$19,270	$13,480

Net income per share:
Basic and diluted	$0.40	$0.28

Weighted average common shares outstanding:
Basic	48,046,251	47,991,045

Diluted	48,255,646	48,121,916

Other comprehensive income
Net income	$19,270	$13,480
Interest rate swaps, net of tax expense
of $0 and $7, respectively	-	139

Total comprehensive income	$19,270	$13,619

The Fresh Market, Inc.

Consolidated Balance Sheets
(In thousands, except share amounts)
(unaudited)

	April 29,	January 29,
	2012	2012

Assets
Current assets:
Cash and cash equivalents	$11,231	$10,681
Accounts receivable, net	3,776	4,550
Inventories	34,689	37,796
Prepaid expenses and other current assets	6,000	5,595
Deferred income taxes	4,305	4,445

Total current assets	60,001	63,067

Property and equipment:
Land	2,846	5,451
Buildings	14,861	15,077
Store fixtures and equipment	245,888	237,678
Leasehold improvements	147,337	141,391
Office furniture, fixtures, and equipment	10,744	10,175
Automobiles	1,212	1,211
Construction in progress	13,750	14,347

Total property and equipment	436,638	425,330
Accumulated depreciation	(178,879)	(168,518)

Total property and equipment, net	257,759	256,812
Other assets	6,711	3,461

Total assets	$324,471	$323,340

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$31,491	$34,788
Accrued liabilities	53,179	46,354

Total current liabilities	84,670	81,142

Long-term debt	39,100	64,000
Closed store reserves	2,275	1,969
Deferred income taxes	30,120	31,053
Other long-term liabilities	20,781	18,260

Total noncurrent liabilities	92,276	115,282

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized,
none issued	-	-
Common stock – $0.01 par value; 200,000,000 shares authorized,
48,051,038 and 48,040,083 shares issued and outstanding
at April 29, 2012 and January 29, 2012, respectively	481	481
Additional paid-in capital	99,961	98,622
Retained earnings	47,083	27,813

Total stockholders' equity	147,525	126,916

Total liabilities and stockholders' equity	$324,471	$323,340

The Fresh Market, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 29,	May 1,
	2012	2011
Operating activities

Net income	$19,270	$13,480
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	10,624	8,383
Loss on disposal of property and equipment	32	192
Share-based compensation	1,016	551
Excess tax benefits from share-based compensation	(58)	-
Deferred income taxes	(793)	3,001
Change in assets and liabilities:
Accounts receivable	773	(635)
Inventories	3,107	1,683
Prepaid expenses and other assets	(3,710)	(258)
Accounts payable	(3,297)	3,685
Accrued liabilities and other long-term liabilities	8,639	1,512
Net cash provided by operating activities	35,603	31,594

Investing activities
Purchases of property and equipment	(17,106)	(12,961)
Proceeds from sale of property and equipment	6,630	77
Net cash used in investing activities	(10,476)	(12,884)

Financing activities
Borrowings on revolving credit note	110,517	160,682
Payments made on revolving credit note	(135,417)	(176,532)
Debt issuance costs	-	(1,056)
Proceeds from issuance of common stock pursuant to employee stock
purchase plan	46	-
Excess tax benefits from share-based compensation	58	-
Proceeds from exercise of share-based compensation awards	219	-
Net cash used in financing activities	(24,577)	(16,906)

Net increase in cash and cash equivalents	550	1,804
Cash and cash equivalents at beginning of period	10,681	7,867

Cash and cash equivalents at end of period	$11,231	$9,671

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$338	$391

Cash paid during the period for taxes	$5,037	$907

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(Unaudited)

	April 29, 2012	May 1, 2011	May 1, 2011
	Calculated Using	Calculated Using	Calculated Using
	GAAP	GAAP	Adjusted
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (2)	Net Income (3)
Return on assets (4)	18.6%	5.9%	16.9%
Return on invested capital (5)	26.9%	8.8%	24.5%
Return on equity (6)	38.8%	17.3%	49.2%

(1)	The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis giving effect to the recasting of 2010 quarters as a result of the Company's change in its fiscal year end.

(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)	The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the reconciliation below for a summary of adjusted net income for this period to net income determined in accordance with GAAP. The adjustment of $17.6 million for the share-based compensation is related to the pre-IPO stock awards and we do not reflect this as a recurring adjustment for our metrics calculation.

Trailing four quarters ended May 1, 2011

Net income	$14.9
Share-based compensation expense (net of tax)	17.6
Deferred tax adjustment	19.1
Pro forma income taxes	(9.2)
Adjusted net income	$42.4

(4)	Net Income/Average Assets (for the column which presents metrics calculated using net income)and Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income).

(5)	(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using net income) and (ii) adjusted net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using adjusted net income).

(6)	Net Income/Ending Equity (for the column which presents metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income).

Non-GAAP Financial Measures

In addition to reporting return metrics derived from measures prepared in accordance with GAAP, the Company provides return metrics derived from adjusted net income. The Company has utilized adjusted net income, which is a non-GAAP measure, for purposes of calculating these return metrics in order to eliminate the effect on operating results of certain expenses and charges incurred in connection with the Company's November 2010 initial public offering and related conversion to a taxable C-corporation, as well as pro forma income taxes as if the Company had been taxed as a C-corporation during the entire period presented. The Company believes that the use of adjusted net income to calculate these return metrics facilitates an understanding of the Company's operations without the one-time impact associated with the November 2010 initial public offering. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure. A reconciliation of GAAP to non-GAAP results has been provided in footnote 3 above.